Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this registration statement of Single Touch Systems Inc. on Form S-1/A of our report dated December 29, 2010, with respect to our audits of the consolidated financial statements of Single Touch Systems Inc. and Subsidiaries as of September 30, 2010 and 2009 and for the years ended September 30, 2010 and 2009, which appears in the prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such prospectus.

/s/ Weaver & Martin LLC
Weaver & Martin LLC
Kansas City, Missouri
March 15, 2011